Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES M

$1,500,000,000

FLOATING RATE SENIOR NOTES, DUE MARCH 2024

FINAL TERM SHEET

Dated February 28, 2018

Issuer:	Bank of America Corporation

Ratings of this Series:	A3 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due March 2024 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$1,500,000,000

Issue Price:	100%

Trade Date:	February 28, 2018

Settlement Date:	March 5, 2018 (T+3)

Maturity Date:	March 5, 2024

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters Page LIBOR01)

Index Maturity:	90 days

Spread:	79 basis points

Interest Payment Dates and Interest Reset Dates:	March 5, June 5, September 5 and December 5 of each year, beginning June 5, 2018, subject to adjustment in accordance with the modified following business day convention (adjusted).

Business Days:	New York/Charlotte/London

Interest Periods:	Quarterly

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

RBS Securities Inc. (marketing name “NatWest Markets”)

Santander Investment Securities Inc.

Scotia Capital (USA) Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. Standard Chartered Bank UBS Securities LLC UniCredit Capital Markets LLC Westpac Capital Markets, LLC

Junior Co-Managers:	Academy Securities, Inc Apto Partners, LLC R. Seelaus & Co., Inc. The Williams Capital Group, L.P.

CUSIP:	06051GHE2

ISIN:	US06051GHE26

Concurrent Offerings:

$3,000,000,000 3.550% Fixed/Floating Rate Senior Notes, due March 2024

$2,500,000,000 3.970% Fixed/Floating Rate Senior Notes, due March 2029

The settlement of the Notes is not contingent on the settlement of either of the concurrent offerings.

Optional Redemption:

The Issuer may redeem the Notes, at its option, in whole, but not in part, on March 5, 2023 upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes on the redemption date.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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